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                                  EXHIBIT 13


TO THE STOCKHOLDERS AND BOARD OF DIRECTORS,
NORTHERN TRUST CORPORATION


We have audited the accompanying consolidated statement of condition of Northern Trust Corporation ( a Delaware Corporation) and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for the three years in the period ended December 31, 1992 in conformity with generally accepted accounting principles.

                                 ARTHUR ANDERSEN & CO.

Chicago, Illinois
January 19, 1993